Exhibit 8.3

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
T 312.368.4000
F 312.236.7516
W www.dlapiper.com

November 26, 2013

Corporate Property Associates 16 – Global Incorporated

50 Rockefeller Plaza

New York, New York  10020

Attn:  Chair of the Special Committee

Re:       Tax Opinion for REIT Status

Ladies and Gentlemen:

In connection with that certain Agreement and Plan of Merger, dated as of July 25, 2013 (the “Merger Agreement”), by and among Corporate Property Associates 16 – Global Incorporated, a Maryland corporation (“CPA®:16 – Global”), W. P. Carey Inc., a Maryland corporation (the “Company” or “W. P. Carey”) and the ultimate parent of the external manager of CPA®:16 – Global, WPC REIT Merger Sub Inc., a Maryland corporation and an indirect subsidiary of W. P. Carey, and, for the limited purposes therein, Carey Asset Management Corp. and W. P. Carey & Co. B.V., each an indirect subsidiary of W. P. Carey, and, for certain other limited purposes therein, CPA 16 LLC, a Delaware limited liability company and an indirect subsidiary of CPA®:16 – Global (“CPA16 Merger Sub”), as described in a Registration Statement on Form S-4, File No. 333-191517 and the related joint proxy statement/prospectus filed by W. P. Carey with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2013 (as amended, the “Registration Statement”), we have been requested by the Company to issue an opinion to CPA®:16 – Global as to whether, commencing with its taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation as described in the Registration Statement will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.  All capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.

In connection with rendering the opinion expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)      The Company’s Articles of Incorporation filed with the Secretary of the State of the State of Maryland on June 21, 2012, as amended and restated (the “Articles”);

(2)      the Registration Statement;

(3)      the Merger Agreement; and

(4)      such other documents as may have been presented to us by the Company from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by the Company, dated as of the date thereof, executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and proposed operation of the Company and its subsidiaries.  We also have relied upon an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since (i) with respect to CPA®:16 – Global, its taxable year ended December 31, 2009 through the Closing Date, and (ii) with respect to CPA16 Merger Sub, its taxable year ended December 31, 2011 through the Closing Date, CPA®:16 – Global and CPA16 Merger Sub have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

For purposes of our opinion, we have not made an independent investigation of all of the facts set forth in the documents we reviewed.  We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.  Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct.  Any alteration of such facts may adversely affect our opinion.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms.  We have also assumed the genuineness of  all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinion set forth in this Letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering this opinion, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions.  In addition, the opinion is based on the assumption that the Company and its subsidiaries (if any) will each be operated in the manner described in the Articles and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.  Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.  Moreover, the qualification and taxation of the Company as REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned.  Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that commencing with its taxable year ended December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation as described in the Registration Statement will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion.  Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

This Letter is being provided to the Company and CPA®:16 – Global in connection with the Merger. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this Letter, and we are not undertaking to update this Letter from time to time.  You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)